Exhibit 4.40

1 April 2010	Gold Fields Group Services (Proprietary) Limited Reg. 2006/038878/07 150 Helen Road, Sandown, Sandton, 2196

PA Schmidt	Postnet Suite 252 Private Bag X30500 Houghton, 2041 South Africa
Chief Financial Officer
Tel +27 11 562 9700
www.goldfields.co.za

Dear Paul

Addendum to Employment Contract – Amendment to Notice Period

A resolution was passed by the Remuneration Committee on 25 March 2010 relating to extension of notice periods for Executives. Please be advised of the amendment to your notice period which is now twelve (12) months. Details of the benefits which may be applicable based on the nature of termination are set out in the attached Addendum to your Employment Contract.

This Addendum will be applicable with effect from 1 April 2010, subject to your acceptance by signing and returning the Addendum to Mrs Boninelli.

Yours sincerely

/s/ Nick Holland
Nick Holland
Chief Executive Officer

FIRST ADDENDUM

to the

EMPLOYMENT CONTRACT

Made and entered into between

GOLD FIELDS GROUP SERVICES (PTY) LTD

(“the Company”)

and

PA SCHMIDT

dated

01 APRIL 2010

1.	NOTICE OF TERMINATION

1.1	Your employment shall continue for an indefinite period subject to you being able to terminate the employment relationship by furnishing the Board with twelve (12) calendar months written notice or the Board furnishing you with twelve (12) calendar months written notice thereof. Should the Company require of you not to work your notice period (albeit Company or employee initiated) or any part thereof, you shall be entitled to your GRP up to the last day of your notice period. As concerns your benefits:

•	You shall continue to retain membership of the Retirement and the Medical aid funds and this will be funded from your GRP.

•	You shall be entitled to receive the Bonus Incentive pro-rated up to the last day of your notice period based on the average percentage annual performance bonus received over the past two years.

•	You shall be entitled to exercise all share options, which have vested prior to or on the last day of your notice period and you will have up to the date of expiry in which to do so.

•	You shall be entitled to exercise all SARS, which have vested prior to or on the last day of your notice period and you will have 12 (twelve) months in which to do so.

•	You shall be entitled to sell all PVRS, which have settled prior to or on the last day of your notice period, according to the rules of the Share scheme.

•	You shall be entitled to the benefit of spousal travel as approved by the CEO up to the last day worked.

•

You shall be entitled to accrue leave up to the last day worked. The Company encourages that you make use of accrued leave up to and including the date of notice. Should you not have taken up accrued leave as at the date of notice by the end of your notice period, leave accrued up to this point shall be forfeited.

•	You shall be entitled to be compensated for any Business travel and cell phone re-imbursement up to the last day worked.

•	You shall be entitled to the use of your laptop, credit cards and all other benefits that may not be covered under 7.1 above, up to the last day worked.

In the event that you request not to work your full notice period, the Company may consider this request. This shall result in your GRP and benefits as listed above being paid out to you as at your last day worked. In addition, you shall lose all claims to any pro-rated bonus to be paid as well as any options, shares and PVRS that may not have vested/settled as at the date of your last day worked. The aforegoing shall not derogate from the entitlement of either party to terminate this agreement summarily on grounds permitted in law. In the event of a change of control of GFL, the Remuneration and benefits as per clause 8.1 will apply instead.

1.2	Your employment contemplated herein shall terminate ipso facto upon you reaching the retirement age of 60 (sixty) years.

For and on behalf of GOLD FIELDS GROUP SERVICES (PTY) LTD	I hereby accept the terms and conditions of employment as set out in this letter of appointment.

/s/ PA Schmidt
Date	Mr PA Schmidt

21/6/2010
Date